Filed Pursuant to Rule 424(b)(3)

Registration No. 333-251282

Prospectus Supplement No. 9

(To Prospectus dated December 22, 2020, as amended by

Prospectus Supplement No. 1 dated December 28, 2020,

Prospectus Supplement No. 2 dated December 30, 2020,

Prospectus Supplement No. 3 dated January 4, 2021,

Prospectus Supplement No. 4 dated January 5, 2021

Prospectus Supplement No. 5 dated January 6, 2021

Prospectus Supplement No. 6 dated January 7, 2021

Prospectus Supplement No. 7 dated January 15, 2021 and

Prospectus Supplement No. 8 dated January 15, 2021)

ASHFORD HOSPITALITY TRUST, INC.

This is Prospectus Supplement No. 9 (this “Prospectus Supplement”) to our Prospectus, dated December 22, 2020, as amended by Prospectus Supplement No. 1, dated December 28, 2020, Prospectus Supplement No. 2, dated December 30, 2020, Prospectus Supplement No. 3, dated January 4, 2021, Prospectus Supplement No. 4, dated January 5, 2021, Prospectus Supplement No. 5, dated January 6, 2021, Prospectus Supplement No. 6, dated January 7, 2021, Prospectus Supplement No. 7, dated January 15, 2021, and Prospectus Supplement No. 8, dated January 15, 2021 (as amended, the “Prospectus”), relating to the offer and sale of up to 10,598,099 shares of common stock, par value $0.01 (“Common Stock”), of Ashford Hospitality Trust, Inc. (the “Company”), by Lincoln Park Capital Fund, LLC (“Lincoln Park”). Terms used but not defined in this Prospectus Supplement have the meanings ascribed to them in the Prospectus.

We have attached to this Prospectus Supplement our current report on Form 8-K filed January 15, 2021. The attached information updates and supplements, and should be read together with, the Prospectus, as supplemented from time to time.

Investing in our Common Stock involves a high degree of risk. You should review carefully the risks and uncertainties described under the heading “Risk Factors” beginning on page 14 of the Prospectus, and under similar headings in any amendments or supplements to the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the Prospectus. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is January 19, 2021.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 11, 2021

ASHFORD HOSPITALITY TRUST, INC.

(Exact name of registrant as specified in its charter)

Maryland	001-31775	86-1062192
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(I.R.S Employer Identification Number)

14185 Dallas Parkway, Suite 1100
Dallas, Texas	75254
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (972) 490-9600

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	AHT	New York Stock Exchange
Preferred Stock, Series D	AHT-PD	New York Stock Exchange
Preferred Stock, Series F	AHT-PF	New York Stock Exchange
Preferred Stock, Series G	AHT-PG	New York Stock Exchange
Preferred Stock, Series H	AHT-PH	New York Stock Exchange
Preferred Stock, Series I	AHT-PI	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company    ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 7.01	Regulation FD Disclosure.

As previously disclosed, on October 16, 2020, the independent members of the board of directors of Ashford Inc. (the “Ashford Inc. Directors”) provided Ashford Hospitality Trust, Inc. (“Ashford Trust”): (i) a 30-day deferral on the payment of certain fees and reimbursable expenses with respect to the month of October 2020 payable under the Amended and Restated Advisory Agreement, effective as of June 10, 2015, by and among Ashford Trust, Ashford Hospitality Limited Partnership, Ashford TRS Corporation, Ashford Inc. and Ashford Hospitality Advisors LLC, as amended (the “Advisory Agreement”); and (ii) a 30-day deferral on the payment of certain fees payable to Lismore Capital II LLC (“Lismore”), a subsidiary of Ashford Inc., pursuant to the amended and restated agreement, effective as of April 6, 2020, with Lismore, whereby Lismore, acting as agent for Ashford Trust, was engaged to seek maturity extensions, refinancings, forbearances, principal reductions and debt-to-equity conversions of Ashford Trust’s existing mortgage and mezzanine loans (the “Lismore Agreement”). On November 5, 2020, the Ashford Inc. Directors provided Ashford Trust: (i) an additional 30-day deferral of the base advisory fees and Lismore success fees for the month of October 2020 that were previously deferred; and (ii) a 30-day deferral of the base advisory fees and any Lismore success fees for the month of November 2020. On November 26, 2020, the Ashford Inc. Directors provided Ashford Trust: (i) an additional deferral of the base advisory fees and any Lismore success fees for the months of October 2020 and November 2020 that were previously deferred; and (ii) a deferral of the base advisory fees and any Lismore success fees for the month of December 2020 such that all such fees would be due and payable on January 4, 2021.

Additionally, as previously disclosed on January 7, 2021, the Ashford Inc. Directors provided Ashford Trust: (i) an additional deferral of the base advisory fees and any Lismore success fees for the months of October 2020, November 2020 and December 2020 that were previously deferred; and (ii) a deferral of the base advisory fees and any Lismore success fees for the month of January 2021 such that all such fees would be due and payable on January 11, 2021.

On January 11, 2021, the independent members of the board of directors of Ashford Trust requested that Ashford Inc. provide Ashford Trust an additional deferral of the base advisory fees and any Lismore success fees for the months of October 2020, November 2020, December 2020 and January 2021 that were previously deferred such that all such fees would be due and payable on the earlier of (x) January 18, 2021 and (y) immediately prior to the closing of that certain proposed credit facility (the “Credit Facility”) by and among Ashford Trust and certain of its affiliates and certain affiliates of Oaktree Capital Management, L.P. On January 11, 2021, the Ashford Inc. Directors provided Ashford Trust with the foregoing request. Additionally, the Ashford Inc. Directors waived any claim against Ashford Trust and Ashford Trust’s affiliates and each of their officers and directors for breach of the Advisory Agreement and Lismore Agreement or any damages that may have arisen in absence of such fee deferral.

In accordance with the terms of the previously disclosed deferrals, Ashford Trust paid Ashford Inc. $14,411,432 immediately prior to the closing of the Credit Facility.

The information in this Current Report shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, except as shall be expressly set forth by specific reference in such filing.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ASHFORD HOSPITALITY TRUST, INC.

By:	/s/ Robert G. Haiman
Robert G. Haiman
Executive Vice President, General Counsel & Secretary

Date: January 15, 2021

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